Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Team Health, Inc. Knoxville, Tennessee David Jones, CFO (865) 693-1000

Team Finance LLC Announces First Quarter 2007 Results

KNOXVILLE, Tenn. – May 9, 2007 – Team Health Inc.’s parent company, Team Finance LLC (the “Company”) today announced results for the first quarter ended March 31, 2007.

Net revenue less provision for uncollectibles (“revenue less provision”) in the first quarter of 2007 increased 14.7% to $302.7 million from $263.9 million in the corresponding period of 2006. Same contract revenue less provision for the quarter increased by 5.8% to $245.1 million from $231.6 million in the same period a year ago. Acquisitions and new sales, net of contracts that terminated in the period, contributed $15.4 million and $9.9 million of growth between periods, respectively. Net earnings were $19.0 million in the first quarter of 2007, compared to $4.9 million in the first quarter of 2006. During the first quarter of 2006, an impairment loss in the amount of $9.5 million was recorded related to contract intangibles and goodwill associated with the Company’s anesthesia management business.

Based on the results of the Company’s most recent actuarial study completed in April 2007, first quarter 2007 financial results reflect a reduction in professional liability reserves related to prior years of $19.6 million. Financial results for the first quarter of 2006 reflect a reduction in professional liability reserves related to prior years of $12.1 million. The professional liability reserve adjustment recognized in the current quarter resulted from an improved actuarial view of prior period loss estimates due primarily to favorable loss development during the period and continued positive trends in the frequency of reported claims.

As of March 31, 2007, the Company had cash and cash equivalents of approximately $9.1 million and revolving credit facility borrowing availability of $125.0 million (without giving effect to $8.0 million of undrawn letters of credit). During the first quarter of 2007, the Company made a scheduled debt payment of $1.1 million and repaid $6.8 million of net borrowings under the revolving credit facility. As a result of these activities, the Company’s total outstanding debt as of March 31, 2007 was $634.7 million and there were no amounts outstanding under the revolving credit facility. Cash flow provided by operations (after interest, taxes and changes in working capital) for the three months ended March 31, 2007 was $28.0 million compared to $17.6 million in 2006. The increase in operating cash flow between periods is primarily due to an increase in cash collections on accounts receivable and a reduced level of cash funding of accounts payable and other working capital payables between periods.

Lynn Massingale, M.D., Chief Executive Officer of Team Health, said, “We are pleased with the financial and operational results for our first quarter of 2007, as well as the continued momentum in several key areas of our business.

“Our core emergency department staffing operations significantly contributed to our financial performance in the quarter as both revenue and earnings growth benefited from several new contract relationships and acquisitions completed during 2006. These acquisitions have been successfully integrated into our existing operations and are performing very well. We are also pleased with our same contract financial performance and the related same contract revenue growth of 5.8% during the quarter. A significant driver of our same contract revenue growth in the quarter was a 4.5% increase in same contract billing volume, which was an improvement over the 1.2% growth realized in the same period in 2006. During the quarter, we continued to focus on expense management and improving the overall efficiency of our administrative operations. As a result, general and administrative costs declined to 9.7% of net revenue less provision in the first quarter of 2007. In addition, the strength of our operating cash flow allowed us to reduce our outstanding indebtedness by approximately $7.9 million and increase reported cash outstanding by $5.1 million during the first quarter of 2007.

“Our financial performance benefited from continued favorable trends within professional liability risk management. This is evidenced by the improved actuarial loss estimates associated with prior years that were realized in the current quarter. During the past several years, we have made significant investments in patient safety, physician education, and risk and claims management initiatives, which we feel are contributing to these improving estimates of professional liability losses. Most importantly, we believe these initiatives, under the direction of our physician and clinical leadership, are continuing to enhance the quality of care provided to patients and our client hospitals.

“On a final note, we continue to seek out opportunities to associate with quality-oriented hospital customers and clinical providers and have been gratified to add many new significant relationships during the past several months. We believe that our structure as a physician-led organization and our ongoing focus on patient safety issues and delivery of value added service to our customers is contributing to our success in this area.”

About Team Health

Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 5,800 healthcare professionals who provide emergency medicine, radiology, hospitalist, urgent care and pediatric staffing and management services to over 600 civilian and military hospitals, surgical centers and clinics in 45 states. For more information about Team Health, visit www.teamhealth.com.

As previously announced, Team Health will hold an investor conference call at 11:00 a.m. Eastern Time on Thursday, May 10, 2007. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 2:00 p.m. Eastern Time Thursday, May 10, 2007, through midnight on Thursday, May 17, 2007, by calling (800) 642-1687, access code 7395377.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC or Team Health, Inc. (collectively the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company disclaims any intent or obligation to update “forward looking statements” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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Team Finance LLC

Financial Highlights

	Three Months Ended March 31,
	2007	2006
	(Unaudited) (In thousands)
Net revenue	$487,507	$418,157
Provision for uncollectibles	184,852	154,276

Net revenue less provision for uncollectibles	302,655	263,881
Cost of services rendered
Professional service expenses	228,664	196,025
Professional liability costs	(5,675)	(475)

Gross profit	79,666	68,331
General and administrative expenses	29,409	26,134
Management fee and other expenses	931	874
Impairment of intangibles	—	9,523
Depreciation and amortization	3,504	7,135
Interest expense, net	14,466	13,786

Earnings before income taxes	31,356	10,879
Provision for income taxes	12,323	5,948

Net earnings	$19,033	$4,931

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Team Finance LLC

Financial Highlights

Under the indenture governing the senior subordinated notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of the Company’s liquidity and financial flexibility. EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the senior subordinated notes is as follows (in thousands):

	Three Months Ended March 31, 2007,
	2007	2006
Net earnings	$19,033	$4,931
Interest expense, net	14,466	13,786
Provision for income taxes	12,323	5,948
Depreciation and amortization	3,504	7,135

EBITDA	49,326	31,800
Impairment of intangibles (a)	—	9,523
Management fee and other expenses (b)	931	874
Restricted unit expense (c)	140	198
Insurance subsidiary interest income	640	496
Severance and other charges	1,388	517

Adjusted EBITDA*	$52,425	$43,408

*	Adjusted EBITDA totals include the effects of professional liability loss reserve adjustments associated with prior years of $19,600 and $12,068 for the three months ended March 31, 2007 and 2006, respectively.

(a)	Includes impairment of goodwill as well as contract intangibles.

(b)	Reflects management sponsor fees and loss on disposal of assets.

(c)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 unit plan.

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Team Finance LLC

Financial Highlights

Balance Sheet Data	March 31, 2007	December 31, 2006
	(in thousands)
Cash and cash equivalents	$9,148	$3,999
Accounts receivable, net	204,951	207,031
Long term debt, including current portion	634,687	642,550

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